Exhibit 99.1

Investor and Financial Contacts:

Eileen Pattinson

Investor Relations

(760) 603-7208

Life Technologies Announces Second Quarter 2011 Results

Second quarter GAAP revenue of $941 million and non-GAAP revenue of $945 million

Second quarter GAAP earnings per share of $0.52 and non-GAAP earnings per share of $0.89

Free cash flow of $187 million in the second quarter

CARLSBAD, CA, July 28, 2011 – Life Technologies Corporation (NASDAQ: LIFE) today announced results for its second quarter ending June 30, 2011. Non-GAAP revenue for the second quarter was $945 million, an increase of 4 percent over the $906 million reported for the second quarter of 2010. Excluding the impact of currency, revenue growth for the quarter was 3 percent compared to the same period prior year.

“Our second quarter results were lower than anticipated, the result of continued budget pressure on academic and government funded research in the US and Europe, the lingering effects of the Japan earthquake on the 5500 launch, and a temporary slowdown in our China business resulting from the evolution of our commercial strategy,” said Gregory T. Lucier, Chairman and Chief Executive Officer of Life Technologies. “That said, we are taking concerted actions to address these challenges and are expecting growth to increase in the second half of the year. To offset the pressures on life science industry funding, which we expect to continue for the remainder of the year, we are accelerating a number of cost savings initiatives which will create a much leaner organization by the end of 2011. We have made good progress on the 5500 launch and continue to gain significant traction with our Ion Torrent products. And finally, the third quarter marks our return to higher growth in China and the payoff from our change in strategy there. We expect our growth in the region to return to historic levels over the next several quarters.”

Share Repurchase Program

The company announced a $200 million share repurchase program, which supplements an existing authorization. In total, the company now has authorization to repurchase up to $500 million in shares on the open market, subject to market conditions and other factors.

Analysis of Second Quarter 2011 Results

•	Second quarter non-GAAP 2011 revenue increased 4 percent over the previous year. Revenue growth without the impact from currency was 3 percent.

•

Non-GAAP gross margin in the second quarter was 64.2 percent, 350 basis points lower than the same period prior year due to the negative impact from mix and currency partially offset by the positive impact from price. The negative impact from mix was primarily due to increased sales of the 5500 Genetic Analyzer upgrade. The launch of the 5500 was delayed due to the earthquake in Japan, resulting in a high number of upgrades shipped in the second quarter.

•

Non-GAAP operating margin was 27.8 percent in the second quarter, 230 basis points lower than the same period prior year, primarily due to lower sales and gross margins partially offset by lower operating expenses.

•	Second quarter non-GAAP tax rate was 27.9 percent.

•	Diluted weighted shares outstanding were 184.8 million in the second quarter.

•

Cash flow from operating activities for the second quarter was $204 million. Second quarter capital expenditures were $17 million and resulting free cash flow was $187 million. The company ended the quarter with $565 million in cash and short-term investments.

•

The following analysis of diluted earnings per share identifies specific items that affect the comparability of results between periods. Reconciliations between the company’s GAAP and non-GAAP results for the periods reported are presented in the attached tables and on the company’s Investor Relations page at www.lifetechnologies.com.

	Three Months Ending Jun 30
	2011	2010	%
GAAP earnings per share	$0.52	$0.58	(10%)
Non-cash interest expense (FSP APB14-1)	0.03	0.03
Business integration and other charges	0.08	0.09
Amortization of acquisition related expenses	0.26	0.21

Non-GAAP earnings per share	$0.89	$0.91	(2%)

Business Highlights:

•

Cell Systems division non-GAAP revenue was $243 million in the second quarter, an increase of 5 percent over the same period last year. Excluding the impact from currency, organic revenue grew 4 percent year over year. Mid teens growth in the BioProduction business was tempered by slower growth in other product areas, which were negatively impacted by continued funding pressures in the US and Europe, and the temporary slowdown in China.

•

Molecular Biology Systems division non-GAAP revenue was $432 million, a decline of less than 1 percent over prior year. Excluding the impact from currency, organic revenue for the division declined 2 percent. Strong sales of qPCR consumables and molecular testing kits sold into applied markets were offset by slower growth in government funded accounts in the US and Europe as well as the temporary slowdown in China.

•

Genetic Systems division non-GAAP revenue was $265 million in the second quarter, an increase of 12 percent over the same period last year. Excluding the impact from currency, revenue increased 11 percent. Strong sales of the Ion Torrent PGMTM and the 5500 Series Genetic Sequencer were partially offset by reduced demand for CE instruments, the result of continued funding pressures in government funded accounts, as well as lower sales of next generation sequencing consumables as the 5500 ramps up.

•

Regional revenue growth rates for the quarter compared to the same quarter of the prior year were as follows: the Americas grew 3 percent, Europe 2 percent, Asia Pacific 3 percent and Japan grew 8 percent.

•	The company called and settled $350 million of 3.25% Convertible Senior Notes due 2025.

Financial Outlook:

Comments are subject to the risk factors detailed in the Safe Harbor Statement section of this release.

Looking ahead to the second half of 2011, the company expects constant currency revenue growth to be between 3 and 5 percent. The acceleration in total company revenue growth rate from the first half of 2011 is expected to result from an increase in revenue growth in China, and continued strong growth in sales of the Ion Torrent PGM.

Resulting fiscal year 2011 constant currency revenue growth is expected to be between 2 and 4 percent. This level of revenue growth is expected to result in approximately $3.70 to $3.80 of non-GAAP earnings per share.

Constant currency revenue growth for fiscal year 2012 is expected to be in the mid-single digits. This level of revenue growth is expected to result in double digit earnings growth.

The company will provide further detail on its business outlook during the webcast today.

Webcast Details

The company will discuss its financial and business results as well as its business outlook on its webcast at 8:00 AM ET today. This webcast will contain forward-looking information. The webcast will include a discussion of “non-GAAP financial measures” as that term is defined in Regulation G. For actual results, the most directly comparable GAAP financial measures and information reconciling these non-GAAP financial measures to the company’s financial results determined in accordance with GAAP, as well as other material financial and statistical information to be discussed on the webcast will be posted at the company’s Investor Relations Web site at www.lifetechnologies.com. The webcast can be accessed through the investor relations page of the Life Technologies’ website at http://ir.lifetechnologies.com/events.cfm. A replay of the webcast will be available on the company’s website through Thursday, August 18, 2011.

About Life Technologies

Life Technologies Corporation (NASDAQ: LIFE) is a global biotechnology company dedicated to improving the human condition. Our systems, consumables and services enable researchers to accelerate scientific and medical advancements that make life even better. Life Technologies customers do their work across the biological spectrum, working to advance the fields of discovery and translational research, molecular medicine, stem cell-based therapies, food safety and animal health, and 21st century forensics. The company manufactures both molecular diagnostic and research use only products. Life Technologies’ industry-leading brands are found in nearly every life sciences lab in the world and include innovative instrument systems under the Applied Biosystems and Ion Torrent names, as well as, the broadest range of reagents with its Invitrogen, GIBCO, Ambion, Molecular Probes and Taqman products. Life Technologies had sales of $3.6 billion in 2010, has a workforce of approximately 11,000 people, has a presence in approximately 160 countries, and possesses one of the largest intellectual property estates in the life sciences industry, with approximately 3,900 patents and exclusive licenses. For more information on how we are making a difference, please visit our website: http://www.lifetechnologies.com.

Safe Harbor Statement

Certain statements contained in this press release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, and Life Technologies intend that such forward-looking statements be subject to the safe harbor created thereby. Forward-looking statements may be identified by words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “will,” or words of similar meaning and include, but are not limited to, statements about the expected future business and financial performance of the company. Such forward-looking statements include, but are not limited to, statements relating to financial projections, including revenue and pro forma EPS projections; success of acquired businesses, including cost and revenue synergies; development and increased flow of new products; leveraging technology and personnel; advanced opportunities and efficiencies; opportunities for growth; expectations of prospective new standards, new delivery platforms, and new selling specialization and effectiveness; and corporate strategy and performance. A number of the matters discussed in this press release and presentation that are not historical or current facts deal with potential future circumstances and developments, including future research and development plans. The discussion of such matters is qualified by the inherent risks and uncertainties surrounding future expectations generally and other factors that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. Such risks and uncertainties include, but are not limited to: volatility of the financial markets; and the risks that are described from time to time in Life Technologies’ reports filed with the SEC. This press release and presentation speaks only as of its date, and the company disclaims any duty to update the information herein.

Non-GAAP Measurements

This press release includes certain financial information which constitutes “non-GAAP financial measures” as defined by the SEC. The GAAP measures which are most directly comparable to these measures, as well as a reconciliation of these measures with the most directly comparable GAAP measures, can be found at on the Investor Relations portion of the company’s website at www.lifetechnologies.com.

LIFE TECHNOLOGIES CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

AND RECONCILIATION OF NON-GAAP ADJUSTMENTS(1)

(in thousands, except per share data)	For the three months ended June 30, 2011				For the three months ended June 30, 2010
(unaudited)
	GAAP	Adjustments		Non-GAAP	GAAP	Adjustments		Non-GAAP
Revenues	$941,135	$3,638	(2)	$944,773	$903,732	$1,786	(2)	$905,518
Cost of revenues	340,075	(2,094)	(3)	337,981	293,000	(313)	(3)	292,687
Purchased intangibles amortization	76,476	(76,476)	(4)	—	70,051	(70,051)	(4)	—

Gross profit	524,584	82,208		606,792	540,681	72,150		612,831

Gross margin	55.7%			64.2%	59.8%			67.7%

Operating expenses:
Selling, general and administrative	254,764	(1,452)	(5)	253,312	252,813	(1,914)	(5)	250,899
Research and development	91,085	(469)	(5)	90,616	90,344	(684)	(5)	89,660
Purchased in-process research and development	—	—		—	1,650	(1,650)	(4)	—
Business consolidation costs	18,666	(18,666)	(6)	—	23,446	(23,446)	(6)	—

Total operating expenses	364,515	(20,587)		343,928	368,253	(27,694)		340,559

Operating income	160,069	102,795		262,864	172,428	99,844		272,272
Operating margin	17.0%			27.8%	19.1%			30.1%
Interest income	1,153	—		1,153	1,105	—		1,105
Interest expense	(42,774)	8,833	(7)	(33,941)	(39,309)	11,337	(7)	(27,972)
Loss on divestiture of equity investments	—	—		—	(7,876)	7,876	(8)	—
Other income (expense), net	(3,589)	—		(3,589)	2,019	—		2,019

Total other income (expense), net	(45,210)	8,833		(36,377)	(44,061)	19,213		(24,848)

Income from operations before provision for income taxes	114,859	111,628		226,487	128,367	119,057		247,424
Income tax provision	(19,646)	(43,434)	(9)	(63,080)	(17,826)	(55,068)	(9)	(72,894)

Net income	95,213	68,194		163,407	110,541	63,989		174,530
Net loss attributable to non-controlling interests	253	(105)	(10)	148	27	—		27

Net income attributable to controlling interest	$95,466	$68,089		$163,555	$110,568	$63,989		$174,557

Effective tax rate	17.1%			27.9%	13.9%			29.5%
Add back interest expense for subordinated debt, net of tax	33			33	50			50

Numerator for diluted earnings per share	$95,499	$68,089		$163,588	$110,618	$63,989		$174,607

Earnings per common share:
Basic earnings per share attributable to controlling interest	$0.53			$0.91	$0.61			$0.96

Diluted earnings per share attributable to controlling interest	$0.52			$0.89	$0.58			$0.91

Weighted average shares used in per share calculation:
Basic	179,031			179,031	182,484			182,484
Diluted	184,761			184,761	191,084			191,084

(1)

The Company reports Non-GAAP results, which excludes business consolidation costs, amortization of purchase accounting adjustments to deferred revenue, fair market value adjustments to contingent consideration liabilities, charges for inventory revaluation, amortization of acquired intangibles and depreciation of acquired property, plant, and equipment to provide a supplemental comparison of the results of operations. In addition, charges related to non-cash interest expense incurred as a result of the retrospective application of the bifurcation requirement between equity and debt prescribed by the Financial Accounting Standards Board Accounting Standards Codification, or ASC, Topic of Debt with Conversion and Other Options, charges associated with discontinued products, and the impact from the divestiture of our joint venture have been excluded from Non-GAAP results.

(2)

Add back revenue related to returns of a discontinued product of $2.8 million and fair value amortization of purchased deferred revenue of $0.8 million for the three months ended June 30, 2011. Add back fair value amortization of purchased deferred revenue of $1.8 million for the three months ended June 30, 2010.

(3)

Add back charges for inventory reserves related to a discontinued product of $2.1 million for the three months ended June 30, 2011 and add back noncash charges for purchase accounting inventory revaluations of $0.3 million for the three months ended June 30, 2010.

(4)	Add back amortization of purchased intangibles and write off of purchased in-process research and development.
(5)	Add back depreciation of purchase accounting property, plant, and equipment revaluations.
(6)	Add back business consolidation costs.
(7)

Add back charges related to non-cash interest expense as a result of the provision adopted in accordance with the ASC Topic of Debt with Conversion and Other Options of $7.3 million and $11.3 million for the three months ended June 30, 2011 and 2010, respectively. Adjust for imputed finance charge of $1.5 million associated with contingent consideration on business acquisitions for the three months ended June 30, 2011.

(8)	Adjust for loss on divestiture of equity investments.
(9)

Non-GAAP tax differs from GAAP tax expense primarily because certain acquisition related costs such as restructuring, amortization of acquired intangibles, depreciation of acquired property, plant, and equipment, and fair market value adjustments to contingent consideration liabilities associated with certain acquisitions, and charges associated with discontinued products. In addition, GAAP net income includes interest expense with related income tax benefits as a result of the provision adopted in accordance with the ASC Topic of Debt with Conversion and Other Options but excluded for Non-GAAP purposes. These deductions produce a GAAP only tax benefit which is added back for Non-GAAP presentation.

(10)

Add back noncash charges for purchase accounting inventory revaluations and depreciation of purchase accounting property, plant and equipment revaluations attributable to non-controlling interest, net of tax benefit.

LIFE TECHNOLOGIES CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

AND RECONCILIATION OF NON-GAAP ADJUSTMENTS(1)

(in thousands, except per share data)	For the six months ended June 30, 2011				For the six months ended June 30, 2010
(unaudited)
	GAAP	Adjustments		Non-GAAP	GAAP	Adjustments		Non-GAAP
Revenues	$1,837,029	$4,567	(2)	$1,841,596	$1,788,675	$3,877	(2)	$1,792,552
Cost of revenues	640,778	(722	) (3)	640,056	574,754	(522	) (3)	574,232
Purchased intangibles amortization	152,627	(152,627	) (4)	—	140,137	(140,137	) (4)	—

Gross profit	1,043,624	157,916		1,201,540	1,073,784	144,536		1,218,320

Gross margin	56.8%			65.2%	60.0%			68.0%
Operating expenses:
Selling, general and administrative	507,606	(3,740	) (5)	503,866	512,499	(3,864	) (5)	508,635
Research and development	183,859	(1,779	) (5)	182,080	176,697	(1,332	) (5)	175,365
Purchased in-process research and development	—	—		—	1,650	(1,650	) (4)	—
Business consolidation costs	33,349	(33,349	) (6)	—	48,712	(48,712	) (6)	—

Total operating expenses	724,814	(38,868)		685,946	739,558	(55,558)		684,000

Operating income	318,810	196,784		515,594	334,226	200,094		534,320
Operating margin	17.4%			28.0%	18.7%			29.8%
Interest income	2,040	—		2,040	2,452	—		2,452
Interest expense	(85,919)	17,558	(7)	(68,361)	(80,827)	22,491	(7)	(58,336)
Loss on early retirement of debt	—	—		—	(54,185)	54,185	(8)	—
Gain on divestiture of equity investments	—	—		—	37,260	(37,260	) (9)	—
Other income (expense), net	(4,941)	—		(4,941)	(1,977)	6,463	(10)	4,486

Total other income (expense), net	(88,820)	17,558		(71,262)	(97,277)	45,879		(51,398)

Income from operations before provision for income taxes	229,990	214,342		444,332	236,949	245,973		482,922
Income tax provision	(41,198)	(81,999	) (11)	(123,197)	(34,902)	(108,544	) (11)	(143,446)

Net income	188,792	132,343		321,135	202,047	137,429		339,476
Net loss attributable to non-controlling interests	361	(203	) (12)	158	27	—		27

Net income attributable to controlling interest	$189,153	$132,140		$321,293	$202,074	$137,429		$339,503

Effective tax rate	17.9%			27.7%	14.7%			29.7%
Add back interest expense for subordinated debt, net of tax	66			66	101			101

Numerator for diluted earnings per share	$189,219	$132,140		$321,359	$202,175	$137,429		$339,604

Earnings per common share:
Basic earnings per share attributable to controlling interest	$1.05			$1.79	$1.11			$1.87

Diluted earnings per share attributable to controlling interest	$1.02			$1.73	$1.06			$1.78

Weighted average shares used in per share calculation:
Basic	179,698			179,698	181,675			181,675
Diluted	185,513			185,513	190,459			190,459

(1)

The Company reports Non-GAAP results, which excludes business consolidation costs, amortization of purchase accounting adjustments to deferred revenue, fair market value adjustments to contingent consideration liabilities, charges for inventory revaluation, amortization of acquired intangibles and depreciation of acquired property, plant, and equipment to provide a supplemental comparison of the results of operations. In addition, charges related to non-cash interest expense incurred as a result of the retrospective application of the bifurcation requirement between equity and debt prescribed by the Financial Accounting Standards Board Accounting Standards Codification, or ASC, Topic of Debt with Conversion and Other Options, costs associated with the early termination of outstanding indebtedness, charges associated with discontinued products and the impact from the divestiture of our joint venture have been excluded from Non-GAAP results.

(2)

Add back revenue related to returns of a discontinued product of $2.8 million and fair value amortization of purchased deferred revenue of $1.7 million for the six months ended June 30, 2011. Add back fair value amortization of purchased deferred revenue of $3.9 million for the six months ended June 30, 2010.

(3)

Add back charges for inventory reserves related to a discontinued product of $2.1 million and $0.5 million of purchase accounting related cost of revenue revaluation, offset by contingent consideration revaluation of $1.9 million for the six months ended June 30, 2011. Add back noncash charges for purchase accounting inventory revaluations of $0.5 million for the six months ended June 30, 2010.

(4)	Add back amortization of purchased intangibles and write off of purchased in-process research and development.
(5)	Add back depreciation of purchase accounting property, plant, and equipment revaluations.
(6)	Add back business consolidation costs.
(7)

Add back charges related to non-cash interest expense as a result of the provision adopted in accordance with the ASC Topic of Debt with Conversion and Other Options of $14.5 million and $22.5 million for the six months ended June 30, 2011 and 2010, respectively. Adjust for imputed finance charge of $3.1 million associated with contingent consideration on business acquisitions for the six months ended June 30, 2011.

(8)	Add back loss on early retirement of debt.
(9)	Adjust for gain on divestiture of equity investments.
(10)

Adjust for gain on impaired security recovery of $6.7 million and gain on foreign currency related to joint venture divestiture of $1.0 million offset by loss on discontinuance of cash flow hedge of $12.9 million and joint venture purchase accounting adjustment of $1.2 million for the six months ended June 30, 2010.

(11)

Non-GAAP tax differs from GAAP tax expense primarily because certain acquisition related costs such as restructuring, amortization of acquired intangibles, depreciation of acquired property, plant, and equipment, and fair market value adjustments to contingent consideration liabilities associated with certain acquisitions and charges associated with discontinued products. In addition, GAAP net income includes interest expense with related income tax benefits as a result of the provision adopted in accordance with the ASC Topic of Debt with Conversion and Other Options but excluded for Non-GAAP purposes. These deductions produce a GAAP only tax benefit which is added back for Non-GAAP presentation.

(12)

Add back noncash charges for purchase accounting inventory revaluations and depreciation of purchase accounting property, plant and equipment revaluations attributable to non-controlling interest, net of tax benefit.

LIFE TECHNOLOGIES CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the six months ended June 30,
(in thousands)(unaudited)	2011	2010
Net income	$188,792	$202,047
Add back amortization and share-based compensation	200,391	188,294
Add back depreciation	60,366	61,005
Balance sheet changes	(103,168)	(100,566)
Other noncash adjustments	(26,842)	(51,441)

Net cash provided by operating activities	319,539	299,339
Capital expenditures	(33,799)	(55,513)

Free cash flow	285,740	243,826
Net cash provided by (used in) investing activities	(50,101)	267,627
Net cash used in financing activities	(543,721)	(421,559)
Effect of exchange rate changes on cash	14,641	(15,202)

Net increase (decrease) in cash and cash equivalents	$(293,441)	$74,692

LIFE TECHNOLOGIES CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)	June 30, 2011	December 31, 2010
	(unaudited)
ASSETS
Current assets:
Cash and short-term investments	$565,099	$854,801
Trade accounts receivable, net of allowance for doubtful accounts	663,176	587,456
Inventories	367,721	323,318
Prepaid expenses and other current assets	215,742	280,950

Total current assets	1,811,738	2,046,525

Long-term assets	7,312,885	7,439,674

Total assets	$9,124,623	$9,486,199

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$440,706	$347,749
Accounts payable, accrued expenses and other current liabilities	1,038,406	798,636

Total current liabilities	1,479,112	1,146,385

Long-term debt	2,298,473	2,727,624
Other long-term liabilities	793,768	1,174,161
Stockholders’ equity	4,553,270	4,438,029

Total liabilities and stockholders’ equity	$9,124,623	$9,486,199